UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 6, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
In 2013, Northern States Power Company Minnesota (NSP-Minnesota), a Minnesota corporation and a wholly owned subsidiary of Xcel Energy Inc., completed the Monticello life cycle management (LCM)/extended power uprate (EPU) project. The multi-year project extended the life of the facility and increased the capacity from 600 to 671 megawatts (MW). Monticello LCM/EPU project expenditures were approximately $665 million. Total capitalized costs were approximately $748 million, which includes allowance for funds used during construction (AFUDC). Project expenditures were initially estimated in 2008 at approximately $320 million, excluding AFUDC.

In 2013, the Minnesota Public Utilities Commission (MPUC) initiated an investigation to determine whether the final costs for the Monticello LCM/EPU project were prudent.

On March 6, 2015, oral deliberations regarding the prudence investigation were concluded. The MPUC voted to allow for full recovery, including a return, on approximately $415 million of the total plant costs (inclusive of AFUDC), but only allow recovery of the remaining $333 million of costs with no return on this portion of the investment for years 2015 and beyond. Further, the MPUC determined that only 50 percent of the investment was considered used and useful for 2014.  Based on the deliberations, the MPUC determined that NSP-Minnesota had not met its burden of proving that the additional costs above the amounts included in Certificate of Need proceedings to complete the project were prudently incurred. Assuming other state commissions adopt the MPUC decision, Xcel Energy’s preliminary interpretation of the oral decisions would effectively result in a disallowance of approximately $155 million. As Xcel Energy had previously recorded depreciation expense of $30 million related to this portion of the investment, it estimates a loss of approximately $125 million would be recorded in the first quarter of 2015.

In addition, the decision would reduce the 2015 revenue requirement and pre-tax income for Xcel Energy (assuming other state commissions adopt the MPUC decision) and NSP-Minnesota as follows:

(Millions of Dollars)	Revenue	Pre-tax Income*
Xcel Energy	$25	$16
NSP-Minnesota	18	12

* Reflects the net impact of the reductions in revenue and depreciation expense.

Review of the final order, which is anticipated in the second quarter of 2015, could impact our calculations. NSP-Minnesota will have the ability to file for reconsideration.

Management views the one-time impact of these Monticello LCM/EPU project related decisions on 2015 results as non-recurring and not reflective of ongoing financial results. Pending the final orders, approximately $125 million is expected to be excluded from Xcel Energy’s 2015 ongoing earnings. The impact of lower revenue requirements as well as depreciation expense for 2015 and future years will be reflected as part of ongoing earnings.

Xcel Energy reaffirms its 2015 ongoing earnings guidance of $2.00 to $2.15 per share, assuming constructive outcomes in all remaining regulatory proceedings.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 9, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer